SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b),(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               (Amendment No. 1)(1)

                                  TEXOIL, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    882906209
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                    12/31/98
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

   [X] Rule 13d-1 (b)

   [ ] Rule 13d-1 (c)

   [ ] Rule 13d-1 (d)

     (1)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes.)

                      [Continued on the following page(s)]

                               Page 1 of 6 Pages

-------------------------                            ---------------------------
|CUSIP NO. 882906209    |             13G            |     Page 2 of 6 Pages   |
-------------------------                            ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Dow Employees' Pension Plan                                        |
|        |  48-6184045                                                         |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  New York                                                           |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  0                                                |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  265,000                                          |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  0                                                |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  265,000                                          |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  265,000                                                            |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  0.67%                                                              |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |  EP                                                                 |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 882906209                 13G                        Page 3 of 6 Pages

Item 1(a).       Name of Issuer:

                 TEXOIL, INC.

Item 1(b).       Address of Issuer's Principal Executive Offices:

                 110 Cypress Station Drive, Suite 220
                 Houston, TX  77066

Item 2(a).       Name of Person Filing:

                 Dow Employees' Pension Plan

Item 2(b).       Address of Principal Business Office or, if None, Residence:

                 c/o Dow Chemical Company
                 Dorinco 100
                 Midland, MI  48674

Item 2(c).       Citizenship:

                 New York

Item 2(d).       Title of Class of Securities:

                 COMMON STOCK

Item 2(e).       CUSIP Number:

                 882906209

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

         (a) [ ] Broker or dealer registered under Section 15 of the Act.

         (b) [ ] Bank as defined in Section 3(a)(6) of the Act.

         (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act.

CUSIP No. 882906209                    13G                     Page 4 of 6 Pages

         (d) [ ] Investment Company registered under Section 8 of the Investment Company Act.

         (e) [ ] An investment adviser in accordance with Rule 13d
                 1(b)(1)(ii)(E);

         (f) [X] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

         (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

         (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

         (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

         (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

                 If this statement is filed pursuant to Rule 13d-1(c), check this box [ ]

Item 4.          Ownership.
                 Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)     Amount beneficially owned:

                 Dow Employees' Pension Plan is the beneficial owner of 265,000 shares of the common stock of the Issuer.

         (b)     Percent of class: 0.67%

         (c)     Number of shares as to which such person has:

         (i)     Sole power to vote or to direct the vote                      0
         (ii)    Shared power to vote or to direct the vote              265,000
         (iii)   Sole power to dispose or to direct the disposition of         0
         (iv)    Shared power to dispose or to direct the disposition of 265,000

CUSIP No. 882906209                   13G                      Page 5 of 6 Pages

Item 5.          Ownership of Five Percent or Less of a Class.

                 If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.          Ownership of More than Five Percent on Behalf of Another
                 Person.

                 Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                 Not Applicable. This schedule is not being filed pursuant to Rule 13d-1(b)(1)(ii)(G) or Rule 13d-1(c).

Item 8.          Identification and Classification of Members of the Group.

                 Not Applicable. This schedule is not being filed pursuant to Rule 13d-1(b)(1)(ii)(J) or Rule 13d-1(c).

Item 9.          Notice of Dissolution of Group.

                 Not Applicable.

Item 10.         Certification.

                 (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

                 "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect."

CUSIP No. 882906209                     13G                    Page 6 of 6 Pages


                                    SIGNATURE



After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




                                        Date:   February 1, 1999
                                                /s/ Geoffrey Tripp
                                                --------------------------------
                                        Name:   Geoffrey Tripp
                                        Title:  Trustee